Exhibit 10.33.3

September 29, 2006

Mr. Scott D.  Peters
c/o Golf Trust of America, Inc.
10 N. Adger’s Wharf
Charleston, SC  29401

RE:  Golf Trust of America, Inc.:  Amendment to Employment Agreement

Dear Scott:

With reference to that certain Fourth Amended and Restated Employment Agreement (the “Employment Agreement”) dated August 29, 2003, by and between you and Golf Trust of America, Inc. (the “Company”), executed by you for the benefit of the Company, and in consideration of the modified obligations of the respective parties hereto, you (the “Executive”) and the Company hereby agree as follows:

1.                                       Term of the Modified Schedule: Section 5.A(c)(iii) of the Employment Agreement is hereby revised to read “April 30, 2007.”

2.                                       Milestone Payment.  The Company acknowledges and agrees that (i) the Executive is entitled to the balance of the performance milestone payment described in Section 4.A.(a) of the Employment Agreement in the amount of $82,615, plus accrued interest, and (ii) no outstanding conditions to payment of such performance milestone exist and (iii) payment shall be no later than April 30, 2007 or the earlier termination of employment pursuant to 5.A. of the Employment Agreement.

3.                                       Employment Agreement.  Except as expressly amended and/or restated by this letter agreement, the Employment Agreement shall remain in full force and effect.

If the foregoing correctly reflects our understandings, please execute this letter agreement and return a duly executed copy thereof to the undersigned.

Thank you.

Sincerely,

/s/ W. Bradley Blair, II

W. Bradley Blair, II
Chief Executive Officer

AGREED TO AND APPROVED BY:

/s/ Scott D. Peters

Scott D. Peters

Date: September 30, 2006 (“Effective Date”)